Bruce Stein Joins Mandalay Media, Inc.

Los Angeles, CA. (November 14, 2007) - Bruce Stein has joined Mandalay Media, Inc. (MVSI.OB) as a member of the Board of Directors and will commence services as its Chief Operating Officer not later than January 1, 2008.

Mr. Stein brings a wealth of marketing, operations, and corporate strategy expertise through his experiences in both small and Fortune 500 companies. He is also one of the most accomplished executives in the toy and game industry, having served in senior management positions at Mattel, Inc., Sony Interactive Entertainment, Inc., and Kenner Products, Inc. Mr. Stein stated that “Mandalay Media is a unique opportunity for me to work with extraordinary executive talent and to help build an innovative media and consumer products company. I'm thrilled to be working with a visionary like Peter Guber again as well as the rest of the Mandalay Media team.”

Immediately prior to joining Mandalay Media, Mr. Stein was founder and Co-CEO of The Hatchery, LLC., a company specializing in intellectual property development and entertainment production of kids and family franchises. During this time period, Mr. Stein  also served as a Board Director and Chairman of the Compensation Committee of ViewSonic, Inc. Previously Mr. Stein served in various executive capacities at Mattel, Inc. over a period of ten years, including Worldwide President, Chief Operating Officer, and a member of the Board of directors from August, 1996 to March, 1999.  From August 1995 to August 1996, Mr. Stein was Chief Executive Officer of Sony Interactive Entertainment Inc., a subsidiary of Sony Computer Entertainment America Inc. At various times between January 1995 and June 1998, Mr. Stein was a consultant to DreamWorks SKG, a motion picture company, Warner Bros. Entertainment, and Mandalay Entertainment, a film production company. From January 1987 through 1994, Mr. Stein served as President of Kenner Products, Inc.   Mr. Stein holds a B.A. from Pitzer College in Claremont and an M.B.A. from the University of Chicago.

About Mandalay Media, Inc.
Mandalay Media, Inc. is a development stage company. It intends to complete an asset acquisition, merger, exchange of capital stock, or other business combination with a domestic or foreign business.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about MVSI.  Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of MVSI's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in MSVI’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. MSVI assumes no obligation to update the information contained in this press release.